UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Landau, Robert G.
   c/o Level Jump Financial Group, Inc.
   30 Broad Street, 28th Floor
   New York, NY  10004
   USA
2. Issuer Name and Ticker or Trading Symbol
   Level Jump Financial Group, Inc.
   LJMP
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   January 31, 2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President
7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock, par value $0.|1/29/0|A   |V|34,000            |A  |           |338,262            |D     |                           |
0025                       |1     |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Class C Preferred Stoc|1 for 40|2/01/|S   | |58,000     |D  |immed|     |Common Stock|2,320,0|(2)    |58,000      |D  |(3)         |
k (1)                 |        |01   |    | |           |   |.    |     |            |00     |       |            |   |            |
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Class C Preferred Stoc|1 for 40|2/01/|S   | |58,000     |D  |immed|     |Common Stock|2,320,0|(2)    |58,000      |I  |(4)         |
k (2)                 |        |01   |    | |           |   |.    |     |            |00     |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1)  thestockpage is no longer subject to Section
16.
(2) The Class C Preferred Stock was owned by thestockpage, a company which is owned in part by Mr. Robert
Landau and of which he is one of the officers and directors. The Class C Preferred Stock was sold at a loss for consideration of
$5,000.
(3)  Owned by thestockpage.com
inc.
(4) These shares are deemed beneficially owned by Mr. Landau because he is a co-owner of thestockpage.com inc,. and is one of the two officers and directors. Mr. Landau disclaims beneficial interest in these securities except to the extent of his ultimate pecuniary interest, if any, and this report shall not be deemed an admission that the reporting person is the beneficial owner of the securities for purposes of
Section 16 or for any other purpose.
thestockpage.com
inc.
/s/ Robert G.
Landau
_________________________________
Robert G.  Landau, Authorized
Signature
/s/ Robert G.
Landau
_________________________________
Robert G.
Landau
SIGNATURE OF REPORTING PERSON
 /s/  Robert G. Landau
DATE
February 26, 2001